Exhibit 23.02

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Keynote Systems, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-107442, 333-85242, 333-73244, 333-47980, 333-87791) on Form S-8 of Keynote Systems, Inc. (the Company) of our report dated December 13, 2006, with respect to the consolidated balance sheet of the Company as of September 30, 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows, for each of the years in the two-year period ended September 30, 2006, which report appears in the September 30, 2007 annual report on Form 10-K of the Company.
As discussed in Note 2(L) to the consolidated financial statements, effective October 1, 2005, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Share Based Payment.
/s/ KPMG LLP
Mountain View, California
December 14, 2007